Exhibit 10.33

Cascade Natural Gas Corporation
Cascade Incentive Plan
2006

Cascade Natural Gas has an incentive plan designed to reward salaried employees for outstanding, company performance. The objectives of this plan are to:

•                  Reward for company performance

•                  Emphasize performance in critical areas such as safety and customer satisfaction

•                  Shift to a performance-based, financially-driven organization

•                  Emphasize the importance of cash flow to company financial success

•                  Establish a link between pay and company performance

•                  Establish a profitable customer focus

•                  Encourage team building

•                  Link to Company’s objectives

•                  Attract, retain and motivate teams and employees

•                  Motivate higher levels of performance

•                  Focus employees on company direction (in their actions)

CASCADE INCENTIVE PLAN

The purpose of the plan is to provide a financial incentive for salaried employees to perform at high levels, both with regard to non-financial and financial measures.  All salaried employees in the company are eligible to participate in this plan.

Plan Funding

The threshold for establishing funding for the plan is based on two factors:  1) Earnings per Share (EPS)  greater than dividends paid ($.96 per share); and 2) the company is “cash flow neutral”.  Cash flow neutral is defined later in the plan.  After both of these factors are achieved, pre-tax earnings will be shared with 50% going to the incentive plan and 50% going to shareholders (retained earnings).  Funding for incentive plans shall go to both this incentive plan and the 401(k) Profit Sharing Plan once the threshold is met.

Funding for Non-financial measures – Funding for non-financial measures at mid-point award levels will be 30% of the total potential mid-point payout.  All funding for the incentive plan up to 30% of the total potential mid-point payout will be used for payouts for achievement of non-financial measures.

Funding for Financial measures – Funding for performance for financial measures begins after the payout for non-financial measures is funded.  (Above 30% of total potential mid-point payout.)

Cash Flow Neutral - Definition

Having a neutral or positive cash flow is essential for the financial success of the company, just like it is essential for the financial success of your household.  Having a positive cash flow demonstrates control of operating and capital expenses and reduces the need to borrow money.

Cash flow is defined as:

Net Income

+	depreciation

+	common stock issued through existing plans

–	capital expenditures

–	dividends

=	cash flow

Non-Financial Performance Measures

Payouts for performance in non-financial measures shall be based on the following measures:

1.               Safety  The safety measure is based on a company-wide pipeline safety score.  This score is composed of maintenance schedule rating, missed locates and ratings on other issues including maintaining appropriate records, appropriate emergency response and maintaining operator qualifications as required.

2.               Customer Satisfaction  Customer satisfaction is determined by customer’s responses to the annual customer satisfaction survey.

Other non-financial measures may be tracked, and may be critical to overall company performance, but will not be factored into any payouts achieved under the plan.

Communication of Measures

Specific Measures will be communicated by the beginning of December.

Award Potentials

Employees participating in the plan are eligible for an incentive payout. The payout is calculated as a percentage of the employee’s base pay and is dependent upon the achievement of the incentive plan goals and company performance. The details of this target payout are described below:

•                  The incentive payout at midpoint performance varies depending on level in the company.

•                  The plan outlines three levels of performance:

•                  Threshold: represents the minimum acceptable level of performance for the measure; funding for the plan begins at the threshold level.

•                  Plan Mid Point: represents the level of performance that generates an incentive payout of 100% of plan mid point.

•                  Outstanding: represents the maximum level of performance for the measure; this level of performance generates an incentive payout of 200% of target.

•                  The level of achievement in the earnings per share measure will determine the funding level of the plan.  Payouts cannot exceed the funding pool.

Timing of Payout

Awards will be paid out annually. Payments will be made to employees by December 1st, 2006

Eligibility

Employee’s performance must meet expectations for their job and they must be an “employee in good standing.” An employee in good standing is defined as not have received any discipline at the written warning level or above.

All awards will be pro-rated based on the length of service in that plan year.  Employees must have a minimum of three months of service with Cascade in order to be eligible to participate in the plan.

Base Pay Definition

For the purposes of calculating incentive awards, earned base pay and actual overtime earnings will be used for non-exempt employees and earned annual base pay will be used for exempt employees. Base pay calculations do not included bonuses, merit awards, incentive earnings or other pay that would be reflected in W-2 earnings.

Benefits

Incentive pay is included in the definition of pay for the purpose of matching and employer contributions in the 401(k).

Terminations

Individuals must be employed at the end of the fiscal year in order to be eligible to receive a payout. Pro-rated awards will be paid to those who terminate due to retirement, disability or death.

The company reserves the right to alter, amend or cancel this program at any time.

Cascade Natural Gas Corporation
401(k) Profit Sharing Plan
2006

Cascade Natural Gas has a 401(k) profit sharing plan designed to reward employees for outstanding company performance and help fund their retirement.  All salaried employees in the company are eligible to participate in this plan.  Plan funding is described below.  Payouts at midpoint are 4% for all salaried employees.

Plan Funding

The 401(k) Profit Sharing Plan is funded consistent with the Cascade Incentive Plan for 2006.  The threshold for establishing funding for the Cascade Incentive Plan is based on two factors:  1) Earnings per Share (EPS) are greater than dividends paid ($.96 per share); and 2) the company is “cash flow neutral”.  (See the Cascade Incentive Plan for the definition of Cash flow neutral.)  After both of these factors are achieved, pre-tax earnings will be shared with 50% going to the incentive plan and 50% going to shareholders (retained earnings).  Funding for incentive plans shall go to both the Cascade Incentive Plan and the 401(k) Profit Sharing Plan once the threshold is met.  The threshold for the 401(k) Profit Sharing Plan shall be the level where midpoint incentive plan funding for the Cascade Incentive Plan is met.

401(k) Profit Sharing
Threshold	Midpoint of the Cascade Incentive Plan
Mid-point	Level where midpoint payouts are funded
Maximum	Level where 2X midpoint payouts are funded

Base Pay Definition

For the purposes of calculating incentive awards, earned base pay and actual overtime earnings will be used for non-exempt employees and earned annual base pay will be used for exempt employees. Base pay calculations do not included bonuses, merit awards, incentive earnings or other pay that would be reflected in
W-2 earnings.

Terminations

Individuals must be employed at the end of the fiscal year in order to be eligible to receive a payout. Pro-rated awards will be paid to those who terminate due to retirement, disability or death.

The company reserves the right to alter, amend or cancel this program at any time.